Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA) Q4 2020 Earnings Webcast

Opening – Louisa Quarto

Welcome to the fourth quarter 2020 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2020 filed on March 30, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the fourth quarter 2020 investor presentation for HTI and part of the Annual Report on Form 10-K for HTI for the year ended December 31, 2020 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Strategic Update – (Mike Weil)

Thanks Louisa, and thank you all for joining us today. After more than a year of managing through the COVID-19 pandemic we are beginning to see light at the end of the tunnel as national vaccination efforts pick up momentum. The national prioritization of vaccines for healthcare workers and senior citizens is an encouraging development for HTI in particular, as approximately half of our portfolio is comprised of seniors housing properties that have been severely impacted by the pandemic. I’m proud to report that almost all of our residents in the seniors housing portfolio have received at least one dose of COVID-19 vaccine at this time.

HTI’s $2.6 billion portfolio is primarily focused on two segments that we believe have strong demographic tailwinds that will support long-term demand – Medical Office Buildings (known as “MOB”) and Seniors Housing Operating Properties (“SHOP”). At year end, these two segments represented over 90% of HTI’s net operating income, with the balance coming from triple net leased healthcare facilities. We have elected to focus on these segments because we believe that medical office buildings will continue to generate stable cash flow and seniors housing properties will resume seeing sustained demand as concerns over COVID-19 abate and the US population continues to age. Overall, health care spending in the United States was over $3.8 trillion, or about 18% of GDP, in 2019, the most recent year for which complete data is available. Spending in this sector is likely to increase in the aftermath of COVID-19 and we believe the aging population in the US will continue to provide a tailwind and increase spending throughout the foreseeable future.

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During the fourth quarter we continued to focus on rent collection and active portfolio management in the MOB portfolio and on the care and health of our residents in the SHOP portfolio. Rent collection for the fourth quarter was excellent, as we collected nearly 100% of the cash rent payable from our MOB and triple-net tenants. We believe our rigorous underwriting and proactive management have been important factors in an ongoing rent collection success. At our senior’s housing communities, nearly all of our residents have received at least one dose of COVID-19 vaccine, which we believe mitigates the risk of community living and could pave the way for increased occupancy in the future.

Turning to portfolio and balance sheet enhancements, in 2020 we acquired nine properties for over $110 million and have diligently constructed an acquisitions pipeline of over $36 million to be acquired at an 8.0% weighted average cap rate. In addition to our acquisitions pipeline, we also have a forward leasing pipeline for over 21,000 square feet, comprised of non-binding letters of intent, advanced discussions with potential tenants and executed leases. If the pipeline leases are entered into, we expect MOB and NNN portfolio occupancy to increase to 92.5% and that we will add nearly $509,000 of new annual rent once rent commences. HTI maintains a conservative balance sheet with net leverage of 41.3% and a weighted-average interest rate of 3.6% across the portfolio, down from 4.0% at the end of 2019. We continue to monitor financial markets for attractive financing and capital market opportunities.

Slide 3: Fourth quarter Cash Rent Collection

Our proactive outreach to our tenants throughout 2020 encouraged an open dialog that allowed us to understand their challenge and develop mutually agreeable solutions early in the COVID-19 crisis. These efforts have been a major contributor to our collection of almost 100% of the original Cash Rent due in both our MOB and Triple Net portfolio segments not only in the fourth quarter, but for the full year 2020. This trend has continued through January and February of 2021, and will remain an area of focus for our team.

As a reminder from previous quarters, rents from the SHOP portfolio are excluded from this slide because the leases at these properties are, by design, essentially month-to-month.

Slide 4: Portfolio Snapshot

As of December 31, 2020, HTI owned 193 properties, totaling approximately 9.4 million rentable square feet in 31 states. The portfolio consisted of 117 medical office buildings, 59 seniors housing operating properties, two land parcels, 14 triple-net properties consisting of post-acute and skilled nursing facilities and hospitals, and one recently completed development property in Jupiter, Florida.

At quarter end, our medical office building portfolio was 91.6% occupied with a weighted average remaining lease term of 4.9 years, an increase from 90.9% in the fourth quarter of 2019. Increasing occupancy in this portfolio over the course of the last year is an impressive result and illustrates the resiliency of MOB assets and our asset management team’s ability to drive new activity and maintain existing occupancy in a challenging environment. Combined with the excellent rent collection, the MOB segment of our portfolio is performing how it is supposed to, thanks in part to the hard work of our underwriting, leasing and asset management teams.

The SHOP portfolio was 75.1% occupied, a level that is a direct result of COVID-19. Despite the adverse impact COVID-19 had on SHOP occupancy and operating costs, last year the SHOP team completed a strategic consolidation and alignment of operators with our SHOP leadership team. Throughout 2020 we focused on COVID-19 readiness through PPE inventory management and pandemic safety protocols, while collaboratively developing positive marketing strategies to promote and capture unmet demand. Looking ahead, we believe we are well positioned to welcome new residents to our communities who may have waited on the sideline due to the pandemic. We are committed to balancing a safe environment while executing strong marketing strategies to capture additional market share.

The triple-net leased post-acute/skilled nursing properties were 100% occupied with a weighted average remaining lease term of 6.8 years. We also own six hospitals which were 90.7% leased and had a weighted average remaining lease term of 6.2 years as of quarter end.

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Slide 5: Dynamic Portfolio Fundamentals

We are very pleased with HTI’s portfolio mix which features a significant focus on MOB and SHOP assets. As we grow the portfolio and deploy strategic leasing initiatives, we plan to continue emphasizing these property types within our acquisition and asset management strategy.

We have elected to focus on Medical Office Buildings due to the growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. Revenues from MOBs, as compared to skilled nursing facilities, are subject to far less government reimbursements and thus we can underwrite MOB acquisitions with less “stroke-of-the-pen risk”, whereby governmental policy changes unexpectedly can impact cash flow. We believe that our increasing occupancy rates and revenue year-over-year, as well as our success collecting rent in this segment of our portfolio, are evidence of this in practice.

Our focus on SHOP assets is supported by our belief in long-term demographic tailwinds, pent-up demand, and confidence in our dedicated SHOP team’s collaborative work with our aligned operators in managing our assets in an accretive way. As members of the Baby Boomer generation begin to approach their 80’s, we believe that demand for high-quality, service-focused, and strategically located seniors housing facilities will continue to increase. Our SHOPs are also primarily “private pay” and as a result are not as dependent on the policies of governments or insurance providers for rent payments.

We’ve worked diligently to construct a high-quality portfolio that is well diversified by geography and business segment. Our complete US portfolio is dispersed across 31 states with only two states representing more than 10% of the total portfolio by square feet. 90% of the NOI comes from the MOB and SHOP segments, with the remaining 10% coming from our triple-net leased healthcare facilities segment.

Slide 6: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Procuring well respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

This slide lists some of the leading brands we partner with. In HTI’s MOB portfolio, we have tenants such as The University of Pittsburgh Medical Center, an integrated, global, non-profit health enterprise with over 90,000 employees, 40 hospitals and 700 clinical locations. UPMC is a world-renowned health care provider and works closely with the University of Pittsburgh Schools of Health Sciences, one of the top 10 in the US to receive research funding from the National Institutes of Health. In the SHOP portfolio we partner with core brands such as Frontier and Senior Lifestyle Corp. One of HTI’s SHOP operators who is fully aligned with our service focus is Cedarhurst Senior Living out of St. Louis, Missouri. The person-directed care model we have collaborated on with Cedarhurst is designed to focus on the best interests of the community residents and their families. This high touch service approach coupled with both a community culture of engagement and overall market knowledge ensures a relationship with a premier operator that fits well with HTI’s core values and market strengths. As we have seen since the onset of the COVID-19 pandemic, the direct relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators who we trust to provide the best care for residents at our facilities.

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Slide 7: Diligent Acquisitions

Last year, we acquired nine properties for a contract purchase price of $110 million. Five MOB properties were acquired for $32 million at a weighted average cap rate of 7.0% with a weighted average remaining lease term of 8.4 years, and four SHOP properties were acquired for a total of $78 million.

We also have a forward pipeline as of March 15th of $36.4 million comprised of four MOB properties at a weighted average 8.0% cap rate. We believe we have strong cash and liquidity positions to continue diligently seeking accretive acquisitions at opportunistic cap rates. Due to the ongoing dislocation in the markets caused by COVID-19, we believe there may be opportunities to complete these types of acquisitions while continuing strong operational performance.

Finally, before I turn it over to Katie I’d like to address the announcement we made in February. As you’ve seen, Katie will be stepping down as CFO of HTI. Her resignation is not related to any disagreements or disputes with management or the Company. I’d like to thank Katie for her hard work over the years and wish her well in her future endeavors. We simultaneously announced the appointment of Jason Doyle as HTI’s new CFO, effective upon Katie’s departure. Jason previously served as Chief Accounting Officer of Global Net Lease, a $4 billion enterprise value publicly traded net lease REIT advised by an affiliate of AR Global. Jason has been with AR Global since 2018 and we’re extremely excited to bring him on board as HTI’s new CFO. Our deep bench of premier talent at AR Global is a testament to this successful transition and we’re eager to have Jason join the HTI team.

With that, I’ll ask Katie to walk us through the financial results in more detail.

Slide 8: Conservative Leverage Profile–(Katie Kurtz)

Thank you Mike, and thank you for the kind words.

This slide provides a snapshot of HTI’s capital structure at the end of the fourth quarter. Net leverage remained modest at 41.3% with net debt of approximately $1.2 billion, gross asset value of $2.8 billion and a weighted average interest rate of 3.6%.

As of December 31, 2020, the Company had a total of $906 million of secured debt comprised of $550 million in mortgage notes payable and $355 million of Fannie Mae Master Revolving Credit Facilities. At the end of the fourth quarter, our unsecured corporate-level credit facility had an outstanding balance of $324 million, inclusive of the term loan component of $150 million. We continue to seek to improve the Company’s capital structure by extending our debt maturity profile, locking in long-term attractive financing rates and diversifying our financing allocation.

As discussed last quarter, in August of 2020, we entered into an amendment to our credit facility with KeyBank National Association and other banking partners in the credit facility. The amendment revised specific provisions in the credit facility, including restrictions on the payment of distributions. As a result of the amendment, our board determined that distributions will be paid on a quarterly basis in arrears in shares of HTI’s common stock, valued at HTI’s estimated per share net asset value in effect on the applicable date, based on a single record date to be declared each quarter. The number of shares issued in connection with any stock dividend will be based on HTI’s prior cash distribution rate of $0.85 per share per year, but the estimated per share net asset value will not be adjusted for the effect of these stock dividends. While we continue to be confident in the performance of the portfolio, we believe the change in our distribution policy maintains liquidity and preserves financial flexibility in the light of the uncertainty resulting from temporary disruptions caused by the COVID-19 pandemic. Under the amendment, we may be permitted to pay cash distributions is in the second quarter of this year, although there is no assurance we will do so.

Slide 9 Enhanced Performance

HTI remains committed to driving portfolio and earnings growth through active portfolio management, accretive acquisitions, and capital structure improvements. Year-over-year, total real estate investments have increased to $2.6 billion from $2.5 billion while the Company’s weighted average interest rate for total borrowings decreased to 3.6% from 4% as a result of mortgage debt refinancings. Comparing the full year 2020 to the same period in 2019, revenues from Tenants increased to $381.6 million from $374.9 million. As we discussed earlier, we’ve also seen year-over-year increases in our MOB and triple-net segments and have a robust pipeline of forward acquisitions that we believe will continue to enhance our portfolio.

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As you may have seen, last week we reported an estimated per-share net asset value as of December 31, 2020 of $14.50. I encourage you to review the complete filing for information on the process and inputs into how this NAV was determined. We would note that the NAV was calculated based on our portfolio at a point in time when the effects of the COVID-19 pandemic weighed heavily on our SHOP portfolio.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Katie. Supporting HTI’s high-quality portfolio and future growth is a diligent acquisition program that has closed over $100 million of acquisitions in 2020, a conservative balance sheet with modest Net Leverage and an asset management platform focused on driving strong operational outperformance. In 2020, we believe our underwriting and proactive asset management led to excellent rent collection in the MOB and triple-net segments of our portfolio, despite a challenging year.

Our management team is the key to both ongoing performance and an eventual liquidity event based on management’s significant experience with public REITs and the healthcare industry.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and he ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Our team’s collective experience and excellent relationships with our tenants contributed to our ability to collect nearly 100% of the cash rent in the combined MOB and NNN portfolios during the fourth quarter, despite the operational and logistical challenges that COVID presented.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio.

In 2018, HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

The last year required our SHOP team to work tirelessly to create a safe environment for our residents that balanced providing care, meeting ever-changing regulations related to COVID-19 and safely operating a business with thousands of employees. Our team has risen to the occasion and the vaccine rollout in our communities has been very successful. We look forward to returning to a focus on building welcoming communities for our current and future residents.

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Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-exec chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee and a nominating and corporate governance committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on boards of publicly traded REITs.

Closing Statements – (Mike Weil)

In closing, HTI finished 2020 on solid footing after navigating through the COVID-19 crisis, largely thanks to the stability in the MOB portfolio that resulted from our underwriting when we acquired these properties and our dedicated operating teams. We acquired nine properties last year that we believe enhance our portfolio and are pleased to have completed the conversion of all of our formerly triple net seniors housing properties to the SHOP structure. We’re also very encouraged that nearly all of the residents in our communities have received at least one dose of COVID vaccine, and that many members of our staff are also being vaccinated. Our MOB portfolio, where we collected nearly all of the rent due in 2020, continues to demonstrate its resiliency and occupancy has increased in the portfolio year over year. We remain focused on the MOB and SHOP portfolios because of our belief in the durable long-term demand for these assets. We look forward to the threat of COVID-19 abating as the vaccine continues to roll out, to closing on our acquisition pipeline we have built, and to a strong 2021 for HTI.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.

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